NAME OF REGISTRANT:
Franklin New York Tax-Free Trust

File No. 811-04787

EXHIBIT - Item 77M:  Mergers


Pursuant to an Agreement of Merger between the Franklin New York Tax-Free Trust, a Massachusetts business trust (the "Trust"), and Franklin New York Tax-Free Trust, a Delaware statutory trust (the "DE Trust"), the Trust will convey, transfer and deliver, on behalf of each of its separately designated series (the "Massachusetts series") , all of the Trust's then-existing assets, including the assets of the Massachusetts series, to the Delaware Trust and the corresponding DE Trust series.